Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	EAGLE FOOD CENTERS

P.O. Box 6700, Rock Island, Illinois 61204-6700 Executive Offices & Distribution Center Route 67 & Knoxville Road, Milan, Illinois 61264 Telephone: 309-787-7700/Fax: 309-787-7895

	Contact:	Randall D. McMurray

Eagle Food Centers

309-787-7700

Eagle Common Stock to be Delisted

Huron Consulting Group Retained

MILAN, ILLINOIS, March 25, 2003 -  Eagle Food Centers, Inc., (Nasdaq:  EGLE) announced today that its Common Stock will be delisted from the Nasdaq Stock Market effective as of the opening of business on March 27, 2003.  The Company expects that its common stock will be eligible for quotation on the OTC Bulletin Board on March 27, 2003, and will trade under the symbol “EGLE”. Inclusion of the Company’s common stock on the OTC Bulletin Board or similar quotation system could adversely affect the liquidity of the Company’s common stock and may impact the public’s perception of the Company. There can be no assurance that delisting would not have a material adverse effect on liquidity or business operations.

The Company previously announced that it had been notified by Nasdaq of a possible delisting.  The Company announced today that it received a Nasdaq Staff Determination on March 18, 2003 indicating that the Company failed to regain compliance with the minimum bid price and does not comply with the minimum market value of publicly held shares as required by Marketplace Rules 4310(c)(4) and 4310(c)(7), respectively.  Accordingly, Nasdaq has notified the Company regarding the delisting.

As previously announced, the Company is exploring all strategic options available.  In order to assist the Company in those efforts, Eagle Food Centers, Inc. has retained Huron Consulting Group.

Eagle Food Centers, Inc., is a leading regional supermarket chain headquartered in Milan, Illinois, operating 61 stores in northern and central Illinois and eastern Iowa under the trade names of Eagle Country Markets and BOGO’S Food and Deals.

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This press release includes statements that constitute “forward-looking” statements.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that could cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products in the marketplace, the effect of economic conditions, the impact of competitive stores and pricing, availability and costs of inventory, employee costs and availability, the rate of technology change, the cost and uncertain outcomes of pending and unforeseen litigation, the availability and cost of capital including the continued availability of capital under the Company’s revolving line of credit, supply constraints or difficulties, the effect of the Company’s accounting policies, the effect of regulatory and legal developments and other risks detailed in the Company’s Securities and Exchange Commission filings or in materials incorporated therein by reference.  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this press release.